May 28, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read and agree with Attachment 77K of the Seligman New Jersey Municipal Fund Inc. (Commission File No. 811-05126) Form N-SAR dated May 28, 2009, and have the following comments: 1. We agree with the statements made in paragraphs 1, 2 and 3.
2. We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,
DELOITTE & TOUCHE LLP